Exhibit 10.1

2006 Cash Awards

The following table lists cash awards to be paid for 2006 to our named executive officers.

Name and Title	2006 Cash Award Amount
Robert E. Marziano Chairman and Chief Executive Officer	$78,384

George E. Jordan President and Chief Operating Officer	26,994

Eric E. Rhodes Senior Vice President and Chief Financial Officer	14,531

Harry E. Hill Executive Vice President	32,874